Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the Prospectus Supplement dated March 18, 2013)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 May 23, 2013

Zions Direct Auctions - Results https://www.auctions.zionsdirect.com/auction/9645/results

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1 of 3 5/23/2013 12:52 PM

Zions Direct Auctions - Results https://www.auctions.zionsdirect.com/auction/9645/results

Results

ZIONS BANCORPORATION

Zions Bancorporation / 5 Year Corporates

Non-redeemable prior to May 30, 2015, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); BBB- (S&P); and BBB (Kroll)

Auction Status:	CLOSED
Auction Start:	5/17/2013 11:30 AM EDT
Auction End:	5/23/2013 12:00 PM EDT
Last Update:	**5/23/2013 2:41:06 PM EDT**

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	3.300%
Maturity Date:	5/30/2018

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.300%

Bidder	Units	Yield	Fixed Price	Timestamp	Awarded	Amount Due
#28214	500	2.500%	100.000000	5/17/2013 1:16:26 PM	500 units	$ 500,000.00
#34618	500	2.500%	100.000000	5/17/2013 2:36:05 PM	500 units	$ 500,000.00
#33669	10	2.500%	100.000000	5/20/2013 11:46:58 AM	10 units	$ 10,000.00
#34637	4	2.500%	100.000000	5/21/2013 6:32:03 PM	4 units	$ 4,000.00
#34639	54	2.500%	100.000000	5/22/2013 9:40:32 AM	54 units	$ 54,000.00
#13196	1,000	2.750%	100.000000	5/21/2013 11:34:31 AM	1,000 units	$ 1,000,000.00
#6290	1	2.950%	100.000000	5/20/2013 10:26:28 AM	1 unit	$ 1,000.00
#13950	1	2.950%	100.000000	5/20/2013 10:29:27 AM	1 unit	$ 1,000.00
#24099	10	3.000%	100.000000	5/17/2013 1:06:29 PM	10 units	$ 10,000.00
#33832	500	3.000%	100.000000	5/20/2013 12:01:50 PM	500 units	$ 500,000.00
#22964	10	3.000%	100.000000	5/21/2013 12:48:04 PM	10 units	$ 10,000.00
#25080	50	3.000%	100.000000	5/21/2013 1:13:33 PM	50 units	$ 50,000.00
#24626	6	3.000%	100.000000	5/21/2013 9:20:29 PM	6 units	$ 6,000.00
#33791	5,000	3.000%	100.000000	5/22/2013 10:55:44 AM	5,000 units	$ 5,000,000.00
#25339	10	3.000%	100.000000	5/22/2013 7:40:42 PM	10 units	$ 10,000.00
#34641	10	3.000%	100.000000	5/23/2013 11:53:34 AM	10 units	$ 10,000.00
#33844	250	3.100%	100.000000	5/20/2013 12:04:21 PM	250 units	$ 250,000.00
#30353	250	3.150%	100.000000	5/20/2013 10:00:49 AM	250 units	$ 250,000.00
#31876	20	3.150%	100.000000	5/23/2013 11:53:17 AM	20 units	$ 20,000.00
#34641	10	3.150%	100.000000	5/23/2013 11:53:34 AM	10 units	$ 10,000.00
#30353	250	3.200%	100.000000	5/20/2013 10:00:49 AM	250 units	$ 250,000.00
#31345	500	3.250%	100.000000	5/17/2013 1:13:17 PM	500 units	$ 500,000.00
#30353	250	3.250%	100.000000	5/20/2013 10:00:49 AM	250 units	$ 250,000.00
#33846	100	3.250%	100.000000	5/20/2013 12:14:01 PM	100 units	$ 100,000.00
#31345	250	3.250%	100.000000	5/20/2013 2:48:31 PM	250 units	$ 250,000.00
#31345	1,750	3.250%	100.000000	5/21/2013 9:10:43 AM	1,750 units	$ 1,750,000.00
#33670	50	3.250%	100.000000	5/21/2013 3:53:16 PM	50 units	$ 50,000.00
#33628	500	3.250%	100.000000	5/22/2013 11:49:21 AM	500 units	$ 500,000.00
#31867	2,000	3.250%	100.000000	5/23/2013 11:21:54 AM	2,000 units	$ 2,000,000.00
#30766	2,000	3.250%	100.000000	5/23/2013 11:53:02 AM	2,000 units	$ 2,000,000.00

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Zions Direct Auctions - Results https://www.auctions.zionsdirect.com/auction/9645/results Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated March 18, 2013 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s Email Address free! Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. 3 of 3 5/23/2013 12:52 PM